EXHIBIT 10.15

COCA-COLA ENTERPRISES INC.

SUPPLEMENTAL MATCHED EMPLOYEE SAVINGS AND INVESTMENT PLAN

(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002)

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5.3. Form	7
5.4. Distributions on Account of Death	7
5.5. Acceleration of Distribution Due to Financial Hardship	7
5.6. Deemed Employment	7

ARTICLE VI ADMINISTRATION	7

6.1. Plan Administration	7
6.2. Administrative Committee Action	7
6.3. Rights and Duties	7
6.4. Compensation, Indemnity, and Liability	8
6.5. Taxes	8

ARTICLE VII CLAIMS PROCEDURE	8

ARTICLE VIII AMENDMENT AND TERMINATION	8

8.1. Amendment	8
8.2. Termination of the Plan	8

ARTICLE IX MISCELLANEOUS	9

9.1. Limitation on Participant’s Rights	9
9.2. Benefits Unfunded	9
9.3. Other Plans	9
9.4. Governing Law	9
9.5. Gender, Number, and Headings	9
9.6. Successors and Assigns; Nonalienation of Benefits	10

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ARTICLE I

INTRODUCTION AND PURPOSE

1.1.    Purpose.    The purpose of the Coca-Cola Enterprises Inc. Supplemental Matched Employee Savings and Investment Plan (the “Plan”) is to provide a select group of management or highly compensated employees with the opportunity to enhance their retirement security by deferring a portion of their compensation under the Plan.

1.2.    Amendment and Restatement.    Coca-Cola Enterprises Inc. hereby amends and restates the Plan, effective January 1, 2002, except as otherwise provided.

ARTICLE II

DEFINITIONS

2.1.    “Account” means the record maintained by the Administrative Committee that represents each Participant’s interest under the Plan. Such interest may e reflected as a book reserve entry in the Company’s accounting records, or as a separate account under a trust, or as a combination of both methods. Each Participant’s Account shall consist of at least two subaccounts: a Deferral Account and an Employer Matching Account.

2.2.    “Administrative Committee” means the committee appointed pursuant to Article VI to administer the Plan.

2.3.    “Affiliate” shall have the same meaning as “Affiliate” under the MESIP.

2.4.    “Beneficiary” shall have the same meaning as “Beneficiary” under the MESIP. If a Participant has not at any time participated in the MESIP, the Participant may designate a Beneficiary under the Plan. If such Participant does not designate a Beneficiary, his Surviving Spouse shall be his Beneficiary, and if there is no Surviving Spouse his estate shall be his Beneficiary.

2.5.    “Code” means the Internal Revenue Code of 1986, as amended.

2.6.    “Company” means Coca-Cola Enterprises Inc., a Delaware corporation, or its successor or successors.

2.7.    “Compensation” means those amounts included in the definition of “Compensation” under the MESIP, including amounts deferred under this Plan but excluding the amount of a Participant’s MIP Award, whether or not deferred hereunder. For purposes of this Plan, “Compensation” shall be determined without regard to the limits of Code Section 401(a)(17).

2.8.    “Deferral Account” means that portion of each Participant’s Account that represents his interest in the Plan that is credited pursuant to Sections 4.1(a) and 4.1(c).

2.9.    “Deferral Election” means a Participant’s election to defer a portion of his Compensation and/or his MIP Award, which election must be made in the manner required by the Administrative Committee.

2.10.    “Disability” shall have the same meaning as “Disability” under the MESIP.

2.11.    “Employee” means any person who is an employee on the payroll of the mployer and shall exclude any person who is not on the payroll of the Employer, such as an independent contractor or person paid by a temporary staffing or similar agency, even if a court or administrative agency determines at any time that such an individual is a common law employee of the Employer.

2.12.    “Eligible Employee” means any Employee who satisfies the criteria for participation in the Plan, as established by the Administrative Committee.

2.13.    “Employer” means the Company or any Participating Company.

2.14.    “Employer Matching Account” means that portion of each Participant’s Account that represents his interest in the Plan that is credited pursuant to Sections 4.1(b) and 4.1(c).

2.15.    “Enrollment Period” means any period designated by the Administrative Committee for Plan enrollment.

2.16.    “MESIP” means the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan.

2.17.    “MIP Award” means the cash bonus payable under the Company’s Management Incentive Plan.

2.18.    “Participant” means an Eligible Employee who satisfies the requirements for participation in the Plan and makes a Deferral Election pursuant to Article III. Any current or former Employee who has an interest under the Plan shall also be considered a Participant, even though such Employee is ineligible to make a Deferral Election.

2.19.    “Participating Company” shall mean an Affiliate that has adopted the Plan with the consent of the Company.

2.20.    “Plan” means the Coca-Cola Enterprises Inc. Supplemental Matched Employee Savings and Investment Plan, as amended.

2.21.    “Plan Year” means the 12-month period beginning each January 1st and ending on the next December 31st.

2.22.    “Related Company” shall have the same meaning as “Related Company” under the MESIP.

2.23.    “Surviving Spouse” shall have the same meaning as “Surviving Spouse” under the MESIP.

ARTICLE III

PARTICIPATION AND DEFERRAL ELECTIONS

3.1.    Participation.

(a)    Compensation Deferral Election.    An Eligible Employee may make a Deferral Election with respect to Compensation to be effective as of the first payroll date of the first month after the later of (1) the month in which he becomes an Eligible Employee or (2) the month in which occurs the two-month anniversary of his date of hire by the Employer or any Affiliate. An Eligible Employee who fails to make a Deferral Election with respect to Compensation to be effective as described in the foregoing sentence may not make a Deferral Election with respect to Compensation until a subsequent Enrollment Period.

(b)    MIP Deferral Election.    An Eligible Employee may make a Deferral Election with respect to his MIP Award during any Enrollment Period that coincides with or occurs after the later of (1) the month in which he becomes an Eligible Employee or (2) the month in which occurs the two-month anniversary of his date of hire by the Employer or any Affiliate.

(c)    Employer Matching Contributions.    A Participant with an effective Deferral Election in place shall be eligible to receive Employer matching contributions under Section 4.1(b) as of the first payroll date of the first month following the later of (1) the month in which he first becomes an Eligible Employee or (2) the month in which occurs the two-month anniversary (twelve-month anniversary before April 1, 2002) of his date of hire by the Employer or any Affiliate.

(d)    Related Company Service.    Service with a Related Company in the five-year period before becoming employed by the Employer or an Affiliate will be taken into account for purposes of the service requirements of this Article III.

3.2.    Deferral Election Rules.

(a)    General.    Each Participant shall make separate Deferral Elections with respect to his Compensation and his MIP Award, and all such elections will remain in effect until changed or revoked pursuant to Section 3.3. All Deferral Elections shall be void as of the date the Participant ceases to be an Eligible Employee or at such other time as determined by the Administrative Committee in its sole discretion.

(b)    Limitation on Amount of Deferral Election. In addition to the Deferral Elections described in Section 3.1, a Participant may make a Deferral Election during any subsequent Enrollment Period during which he is an Eligible Employee. A Participant may elect to defer any whole percentage of his Compensation and/or MIP Award subject to any maximum established by the Administrative Committee. Until changed by the Administrative Committee, the total amount deferred by a Participant shall not exceed 70% of his Compensation (80%

between January 1, 1994 and December 31, 2001) for any payroll period and/or 70% of any MIP Award (80% between January 1, 1994 and December 31, 2001).

3.3.    Change in Deferral Election.    A Participant may increase or decrease the percentage of an existing Deferral Election during any Enrollment Period during which he is an Eligible Employee. A Participant may revoke completely his Deferral Election with respect to Compensation by providing notice to the Administrative Committee before the commencement of the next payroll period, without regard to whether such change is made during an Enrollment Period and may again make a Deferral Election with respect to Compensation during any subsequent Enrollment Period.

ARTICLE IV

ACCRUAL OF BENEFITS

4.1.    Participants’ Accounts.

(a)    Deferral Account.    Each Participant’s Deferral Account shall be credited with an amount equal to the portion of the Compensation or MIP Award deferred by the Participant as soon as practicable after such amount would otherwise be payable to the Participant.

(b)    Employer Matching Account.

(1)	Basic Matching Contribution. The Employer Matching Account of each Participant shall be credited, as soon as practicable after each payroll period, with an amount equal to the amount described in paragraph (A) less the amount described in paragraph (B):

(A)	The amount the Employer would have contributed to such Participant’s matching contribution account under the MESIP for the payroll period if the amount of his Compensation and MIP Award deferred under the Plan was instead deferred under the MESIP in addition to any amounts contributed by the Participant to the MESIP during such payroll period.

(B)	The amount actually contributed by the Employer to the Participant’s matching contribution account under the MESIP for the payroll period.

(2)	Lookback Matching Contribution. The Employer Matching Contribution Account of each Participant who is an Eligible Employee on the last day of the Plan Year shall be credited, as soon as practicable after the end of the Plan Year, with an additional amount, if any, equal to the amount described in paragraph (A) less the amount described in paragraph (B):

(A)	The amount the Employer would have contributed to such Participant’s matching contribution account under Article

IV.b.2.b.(ii) of the MESIP (or any successor provision) for the Plan Year if the amount of his Compensation and MIP Award deferred under the Plan was instead deferred under the MESIP in addition to any amounts contributed by the Participant to the MESIP during such Plan Year.

(B)	The amount actually contributed by the Employer to the Participant’s matching contribution account under Article IV.b.2.b.(ii) of the MESIP (or any successor provision) for the Plan Year.

(c)    Gains and Losses.    The Deferral and Employer Matching Accounts of each Participant shall be adjusted for gains and losses as if such Accounts were invested, in accordance with the elections of the Participant, in the benchmark investment funds established by the Administrative Committee for this purpose. In accordance with Section 9.2, any such benchmark election or deemed investment shall be solely for purposes of crediting gains or debiting losses to the Participant’s Account. Such elections shall be made in accordance with the rules established for this purpose by the Administrative Committee, including rules with respect to making changes in benchmark elections, maximum benchmark elections in any single benchmark fund and default elections if a Participant fails to make an effective election. If a Participant makes an election to use the Company stock fund as a benchmark investment, the amounts deemed invested in such benchmark fund, including any dividend credits, may not later be redirected to another benchmark fund.

(d)    Rule 16-b Limitations.    Notwithstanding any provision of this Article IV to the contrary, the following transactions by or on behalf of any “officer” of the Company, as such term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, shall be prohibited, and void if inadvertently effected: a self-directed investment election that would result in an intraplan transfer involving any fund containing equity securities of the Company that is made six months or less following the date of the most recent such election under this Plan or the MESIP that was

(1)	a transfer into such a fund if the current election involves a transfer out of such a fund, or

(2)	a transfer out of such a fund if the current election involves a transfer into such a fund.

4.2.    Vesting.    A Participant’s interest in the value of his Deferral Account shall be at all times 100% nonforfeitable.

A Participant’s interest in the value of his Employer Matching Account as of March 31, 2002 shall be at all times 100% nonforfeitable. A Participant’s interest in his Employer Matching Account with respect to contributions made on and after April 1, 2002 (and earnings thereon) shall be 100% nonforfeitable only upon the earliest to occur of:

(1)	the attainment of age 65,

(2)	death,

(3)	Disability,

(4)	the 12-month anniversary of the Participant’s date of hire by the Employer or any Affiliate if he is employed by or classified as an “employee” on the payroll system of the Employer or an Affiliate on that date, or

(5)	the first day following the 12-month anniversary of the Participant’s date of hire by the Employer or any Affiliate that he is employed by or classified as an “employee” on the payroll system of the Employer or an Affiliate.

Whether a Participant is employed by the Employer or an Affiliate for this purpose will be determined pursuant to the rules set forth in Article VI.A.1.b. of the MESIP, or any successor provision.

ARTICLE V

DISTRIBUTIONS

5.1.    Time.    Distribution of the nonforfeitable portion of the Participant’s Account will be made or begin as soon as administratively practicable following the earliest to occur of termination of employment with the Employer and all Affiliates (including by reason of Disability) or death, or if later, as of an age specified by the Participant before commencing participation in the Plan. Separate elections regarding the timing of distributions may be made with respect to amounts deemed invested in the Company stock fund and the remainder of the Participant’s Account. A Participant may change his election regarding the commencement of the distribution of the nonforfeitable portion of his Account, provided, however, that any new election will be effective only if the Participant terminates employment with the Employer and all Affiliates one year or more after the date the Participant makes such change, which is determined based on the date the required election form is received by the Administrative Committee or its designee for this purpose. Notwithstanding the foregoing, if the nonforfeitable portion of the Participant’s Account is $10,000 or less, such nonforfeitable portion of the Account shall be distributed as soon as administratively practicable following his termination of employment with the Employer and all Affiliates (including by reason of Disability) or death.

Distribution of the Participant’s Account will be made or begin in a year other than the year in which he becomes entitled to such payment only if it is not administratively possible for the Employer to make such payment in the same year.

5.2.    Manner.    Before commencement of participation in the Plan, a Participant shall elect to have the nonforfeitable portion of his Account distributed (1) as a single-sum payment or (2) in a series of substantially equal annual installments over (A) a stated period of time, without life contingency, that does not exceed the periods set forth in paragraphs (B) and (C) below, (B) the period equal to the Participant’s life expectancy, or (C) the period equal to the joint and last survivor expectancy of the Participant and his Beneficiary. Notwithstanding any election to the contrary, if the total nonforfeitable portion of the Participant’s Account is $10,000 or less at the time he terminates employment with the Employer and all Affiliates or if the annual installment payment amount is less than $6,000 at the time distributions are to commence, the total nonforfeitable portion of such Account will be distributed in a single-sum payment.

5.3.    Form.    Distributions of amounts deemed invested in the Company stock fund will be paid in shares of Company stock, except that fractional shares will be paid in cash. All other distributions will be made in cash.

5.4.    Distributions on Account of Death.    Notwithstanding any other provision of the Plan or any election made by a Participant with respect to distribution of his Account, upon the death of a Participant, distribution of the balance of his Account shall be made to his Beneficiary in a lump-sum payment as soon as administratively practicable following the Participant’s death.

5.5.    Acceleration of Distribution Due to Financial Hardship.    If a Participant experiences a severe financial hardship (as determined by the Administrative Committee) at or after the time the Participant becomes entitled to a distribution of his Account, including while receiving installment payments, the Administrative Committee, in its sole discretion, may accelerate payment of some or all of the Participant’s Account.

5.6.    Deemed Employment.    For purposes of this Article V only, a Participant’s employment with the Employer and all Affiliates shall not be considered to have terminated if the Participant is immediately thereafter employed by a Related Company. Termination from such subsequent employment shall be considered a termination from the Employer and Affiliates, unless the Participant obtains immediate reemployment by the Employer or an Affiliate.

ARTICLE VI

ADMINISTRATION

6.1.    Plan Administration.    The Plan shall be administered by an Administrative Committee that shall consist of at least three members appointed by the Company. All elections, designations and notices under the Plan shall be made in writing and at such times and in such manner as determined by the Administrative Committee.

6.2.    Administrative Committee Action.    Action of the Administrative Committee may be taken with or without a meeting of its members, provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of committee members qualified to vote with respect to such action. If a member of the Administrative Committee is a Participant, he shall not participate in any decision that solely affects his own Account or rights under the Plan.

6.3.    Rights and Duties.    The Administrative Committee shall administer the Plan and shall have all powers and discretion necessary to accomplish that purpose, including, but not limited to, the following:

(a)    to construe, interpret, and administer the terms and intent of the Plan with its decisions to be final and binding on all parties;

(b)    to make allocations and determinations required by the Plan, and to maintain all necessary records of the Plan, including Participants’ Accounts;

(c)    to compute and certify to the Company the amount of benefits payable to Participants or Beneficiaries, and to determine the time and manner in which such benefits are to be paid.

6.4.    Compensation, Indemnity, and Liability.    The Administrative Committee shall serve as such without bond and without compensation for services hereunder. All expenses of the Plan and the Administrative Committee shall be paid by the Employer. No member of the Administrative Committee shall be liable for any act or omission of neither any other member, nor any act or omission on his own part, except his own willful misconduct. The Employer shall indemnify and hold harmless each member of the Administrative Committee against any and all expenses and liabilities, including reasonable legal fees and expenses arising out of his membership on the Administrative Committee, except for expenses or liabilities arising out of his own willful misconduct.

6.5.    Taxes.    If all or any portion of a Participant’s Account shall become liable for the payment of any income, employment, estate, inheritance, or other tax that the Employer shall be required to pay or withhold, the Employer shall have the full power and authority to withhold and pay such tax out of any monies or other property credited to the Account of such Participant or Beneficiary at the time the Account is distributable to the Participant under the terms of the Plan. Moreover, to the extent not prohibited by Rule 16-b of the Securities Exchange Commission, the Employer will have the right to withhold from any distribution the number of shares of Company stock required to satisfy the tax liabilities with respect to amounts that would otherwise have been distributed in Company stock.

ARTICLE VII

CLAIMS PROCEDURE

Claims for benefits and appeals of claim determinations under the Plan shall be processed in the manner set forth under the claims and appeals procedures set forth in the MESIP, provided that for this purpose all references to the “Administrative Committee” in the MESIP shall be read as references to the Administrative Committee under the Plan.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1.    Amendment.    The Company or Administrative Committee shall have the right to amend the Plan in whole or in part at any time, provided, however, that no amendment shall reduce the amounts credited to any Participant’s Account as of the effective date of such amendment. Any amendment shall be in writing and executed by a duly authorized officer of the Company or a majority of members of the Administrative Committee.

8.2.    Termination of the Plan.    The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason. In the event of termination of the Plan, the amounts credited to any Participant’s Account, as of the effective date of such termination, shall not be reduced and shall be distributed at a time and in the manner determined by the Administrative Committee.

ARTICLE IX

MISCELLANEOUS

9.1.    Limitation on Participant’s Rights.    Participation in this Plan shall not give any Participant the right to be retained in the Employer’s employ or any rights or interest in this Plan or any assets of the Employer other than as herein provided. The Employer reserves the right to terminate the employment of any Participant without any liability for any claim against the Employer under this Plan, except to the extent provided herein.

9.2.    Benefits Unfunded.    The benefits provided by this Plan shall be unfunded. All amounts payable under the Plan to Participants or Beneficiaries shall be paid from the general assets of the Employer, and nothing contained herein shall require the Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits. Participants and Beneficiaries shall have the status of general unsecured creditors of the Employer with respect to amounts of Compensation they defer under the Plan or any other obligation of the Employer to pay benefits pursuant hereto. Any funds of the Employer available to pay benefits under the Plan shall be subject to the claims of general creditors of the Employer and may be used for any purpose by the Employer.

Notwithstanding the preceding paragraph, the Employer may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. To the extent that assets are held in a trust when a benefit under the Plan becomes payable, the Administrative Committee shall direct the trustee to pay such benefits from the assets of the trust.

9.3.    Other Plans.    This Plan shall not affect the right of any Eligible Employee or Participant to participate in and receive benefits under any employee benefit plans that are maintained by the Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

9.4.    Governing Law.    This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia without regard to conflict of laws principles thereunder. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

9.5.    Gender, Number, and Headings.    In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

9.6.    Successors and Assigns; Nonalienation of Benefits.    This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns, provided, however, that the amounts credited to the Account of a Participant shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder shall be void, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement.